Exhibit 99.1

Intelligent Bio Solutions Successfully Debuts Intelligent Fingerprinting Drug Screening Solution at the 2023 Workplace Health & Safety Show in Sydney, Australia

NEW YORK, September 21, 2023 — Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced the successful debut of its Intelligent Fingerprinting Drug Screening System at the 2023 Workplace Health & Safety Show in Sydney, Australia on September 20th and 21st. The non-invasive, portable system is designed to enable workplace health and safety managers to conduct simple, non-invasive workplace drug testing anytime and almost anywhere, serving as a deterrent against drug abuse and encouraging employees to adhere to health and safety policies.

The Workplace Health & Safety Show is Australia’s only workplace health and safety event, with thousands of health and safety decision makers from multiple sectors attending the live, interactive learning experience showcasing cutting-edge technology, ideas, and practices in workplace safety. Intelligent Bio Solutions stood alongside other industry leaders collectively working toward healthy and safe work environments that prioritize the well-being of all individuals.

Statistics from the Workplace Health & Safety Show held in 2022 revealed that 96% of visitors surveyed said it was important or very important to attend the exhibition to find new products and services. Additionally, 92% had a level of influence in health and safety purchases within their business, with 60% having a high degree of influence or the final say. The show is attended by organizations across a wide range of industries and sectors, including construction, manufacturing, transportation and logistics, education, local government, health and medical, defense, agriculture, engineering, and infrastructure.

Peter Passaris, Vice President of Sales and Operations at Intelligent Bio Solutions, said, “We have received an incredible response from key decision makers and professionals across a wide range of industries who have shown a keen interest in our innovative drug screening system and are actively seeking more information. This year’s show was focused on ‘shaping a safer tomorrow’. Through our conversations, it was evident that the commitment to workplace safety is growing stronger, and the mindset has shifted from for cause testing to a more preventative approach by conducting regular workplace drug screening. There was significant enthusiasm around our solution as it targets impairment, thus evaluating fitness for duty on the day of testing. Additionally, it was appreciated as a preferred choice of testing method by female participants in highly regulated work environments due to its non-invasive and dignified nature.”

The Intelligent Fingerprinting Drug Screening System is increasingly recognized as the world’s first fingerprint-based drug testing system that analyzes fingerprint sweat to screen for recent drug use, including cannabis, cocaine, opiates, and methamphetamine, in under ten minutes. A laboratory confirmation service is also available. The innovative product provides a quick, easy, non-invasive and dignified alternative to traditional point-of-care drug testing methods, such as urine and saliva. The system has applications within many sectors, and current customers include employers in safety-critical industries such as construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

An introductory video demonstrating the Intelligent Fingerprinting Drug Screening System is available here.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (the “Company”) (Nasdaq: INBS) is a medical technology company delivering intelligent, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. This hygienic, and cost-effective system is designed to screen for recent use of drugs commonly found in the workplace, including opioids, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for up to 130 indications, ranging from glucose to immunological conditions and communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to develop and commercialize its diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

Investor Contact:

Valter Pinto, Managing Director

KCSA Strategic Communications

PH: (212) 896-1254

INBS@kcsa.com

Media Contact:

Cheryl Billson

Comma Communications

cheryl.billson@commacomms.com